SUBJECT:	Rule 10f-3 Report

The following funds purchased
securities and complied with
the provisions of Rule 10f-3.


10f-3 REPORT

SALOMON BROTHERS
Salomon Brothers Investors Fund

10f-3 REPORT

SALOMON BROTHERS
INVESTORS VALUE FUND
September 1, 2001 through
December 31, 2001

Issuer: Prudential Financial
Trade Date: 12/12/01
Seller Dealer: Goldman Sachs,
Prudential
Purchase Amount: $2,398,000
Price: $27.50
% of Issue (1): 0.21A

(1) Represents purchases by
all affiliated funds; may
not exceed 25% of the
offering.

A - A total of 234,400 shares
was purchased by funds in the
Salomon Brothers complex for
an aggregate purchase price
of $6,446,000.



The following funds purchased
securities and complied with
the provisions of Rule 10f-3.
1